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Exhibit 10.4

EXHIBIT G

Form Award

MOLSON COORS BREWING COMPANY

200_ Performance Share Plan Award Statement for:

EMPLOYEE NAME

        Congratulations! The following summarizes your 200_ Performance Share Plan Award:

PERFORMANCE SHARE AWARD
Total Performance Shares opportunity	XXX
VESTING SCHEDULE
Performance Cycle:	Five years beginning January 1, 200_
Vesting/Grant schedule:
Subject to earlier cancellation, your Performance Share award will vest and shares of Molson Coors Brewing Company stock will be issued if the Company achieves the Performance Target within the five-year Performance Cycle.

        This 200_ Performance Share Plan Award is issued under the Molson Coors Brewing Company Incentive Compensation Plan ("Plan") in consideration of your remaining an employee of the Company and/or subsidiary. If you accept the terms of this Award, you consent to be bound by all of the terms and conditions of this Performance Share Plan Award Statement, which includes the accompanying Terms of the 200_ Performance Share Plan Award, and the Plan. You also acknowledge that you have been given access to the Molson Coors Brewing Company Incentive Compensation Plan Summary Description and a copy of the Plan, which are available on www.netbenefits.com and www.solium.com.

        To the extent not otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

        This Award Statement, including the accompanying Terms of the 200_ Performance Share Plan Award, constitutes part of a prospectus covering securities that have been registered under the U. S. Securities Act of 1933, as amended.

EXHIBIT G
MOLSON COORS BREWING COMPANY
Terms of the 200_ Performance Share Plan Award

Type of Award:	Performance Shares ("Performance Shares").

Upon attainment of the Performance Target (defined below), each Performance Share held entitles the holder to receive one share of Molson Coors Brewing Company Class B Common Stock, $.01 par value per share ("Stock").

Performance Target:	The Performance "Target will be achieved if the Company earns $750 million (USD) of earnings before interest and taxes during a four-consecutive fiscal quarter period within the Performance Cycle, as certified by the Committee based upon the Company's published financial results.
Vesting/Grant:	The Performance Shares will vest if the Performance Target is achieved.

In the event of the death, disability (U.S. only) or retirement a participant in accordance with the Company's established retirement policy the Performance Share opportunity will be prorated. The prorated amount will be based on a fraction, the numerator of which is the number of full months of employment completed during the period from January 1, 200_ to the date of death, disability or retirement and the denominator of which is the number of months it takes the Company to achieve the Performance Target during the Performance Cycle. The prorated portion of the Performance Shares opportunity will vest if the Performance Target is achieved.
In the event of a Change of Control (as defined in Section 2.9 of the Plan), the Performance Shares will become fully vested.
Issuance of Shares:
One share of Stock will be issued for each Performance Share held by a participant that vests. The shares will be issued as soon as administratively possible following the certification by the Committee that the Performance Target has been achieved, but in no event later than 2 1/2 months following the end of the calendar year in which the Performance Shares vest.
Effect of Termination of Employment:
Except as provided above, for termination of employment due to death, disability (U.S. only) or retirement, the entire Performance Share opportunity will be forfeited and/or cancelled on the date you cease to be an employee of the Company and or subsidiaries.
No Voting Rights/Dividends:	Since Performance Shares do not represent actual shares, no voting rights arise upon receipt of Performance Shares. No dividends will be paid.
Tax Considerations:	Refer to accompanying Summary of Tax Considerations.
Transferability:	No Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

Additional Restrictions:	In addition to the foregoing, the right to retain shares of Stock (or the amounts received upon the sale thereof) shall be subject to the Effect of Detrimental Conduct on Incentive Compensation Awards which accompanies these Terms and shall be deemed a part thereof, provided that the restrictions set forth therein, as they apply to any resident of Quebec shall be limited in duration to a maximum of 12 months.
Personal Information:	You agree the Company and its suppliers may collect, use and disclose your personal information for the purposes of the implementation, management, administration, and termination of the Plan.
Beneficiary Designation (Quebec Residents):
Article 15 of the Plan is not applicable to those Participants in the Plan who are residents of Quebec. Any beneficiary designation or revocation of such beneficiary designation made by such residents must be made through a will, a copy of which should be filed with the Plan administrator.

EXHIBIT G
MOLSON COORS BREWING COMPANY
INCENTIVE COMPENSATION PLAN

Summary of Tax Considerations
Relating to 200_ Performance Sharing Awards under the Plan

        Set forth below is a summary of the certain tax consequences relating to the 200_ Performance Share Awards under the Molson Coors Brewing Company Incentive Compensation Plan. This summary is divided by country. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment.

UNITED STATES

         Federal Income Tax Considerations:    No income is recognized upon receipt of an award of the Performance Shares opportunity. At the time distribution of the Stock occurs, ordinary income equal to the fair market value of Stock issued plus cash received is recognized. The capital gain or loss holding period for any Stock received begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the Stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares.

         Tax Withholding:    Any income or other tax withholding which applies at the time shares of Stock are issued will be satisfied by the Company deducting or withholding from the shares of Stock issuable, a number of shares of Stock having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to distribution of shares made under or as a result of the Plan.

CANADA

         Federal Income Tax Considerations:    There is no tax consequence to the holder at the time of receipt of an award of the Performance Share opportunity. At the time distribution of Stock occurs, the fair market value of the Stock at that time is treated as employment income and is required to be included in the holder's income for the year and taxed at ordinary income tax rates. In addition, the capital gain or loss holding period for any Stock received begins when employment income is recognized. The holder will have a cost in the Stock equal to its fair market value at the date of issue and, where the holder owns other shares of Stock at the time, the adjusted cost base of each share of Stock will generally be equal to the average cost of all Stock held at the time. When Stock is subsequently disposed of, a capital gain or capital loss will be realized in the amount by which the proceeds of disposition, net of any associated expenses, exceed or are exceeded by, the adjusted cost base of the Stock.

         Tax Withholding:    At the time shares of Stock are issued, the Company will deduct or withhold from the shares of Stock issuable, a number of shares of Stock having a fair market value equal to the amount sufficient to satisfy the prescribed amounts on account of income tax, Canada Pension Plan/Quebec Pension Plan contributions, employment insurance premiums and any other contributions/premiums/deductions required by law to be withheld.

EXHIBIT G
MOLSON COORS BREWING COMPANY
INCENTIVE COMPENSATION PLAN
Effect of Detrimental Conduct on Awards
Under the Incentive Compensation Plan

        Equity-based Awards granted to a Participant under the Incentive Compensation Plan shall be subject to the following restrictions:

        After a Participant terminates employment or service as a director for any reason, if the Participant (1) is employed by or serves as a consultant or otherwise provides services (including as a director), whether or not for compensation, to a company that manufactures and sells malt beverage products in the United States, Canada, the United Kingdom or Brazil and has a market share of five percent (5%) or greater in one or more of such markets, (2) discloses or uses any confidential or proprietary information of the Company, or (3) takes any action detrimental to the Company or its officers, employees or agents, including without limitation:

  (a)
  disparaging the Company's products, the processes by which the products are made, the employment practices of the Company, or the environmental or safety record of the Company; or

  (b)
  voluntarily initiating, assisting or cooperating in the prosecution of a legal claim or threatened legal claim against the Company, except to the extent required by law, or where the disclosure is made pursuant to Company Policy or to an appropriate governmental authority pursuant to whistle-blowing legislation; or

  (c)
  participating, assisting or cooperating in an attempt take over control of the Company when such an effort is deemed hostile by the Company and the Participant's participation in such effort is without the express approval of the Company's Board of Directors; or

  (d)
  continuation of activity by the Participant deemed detrimental by the Company after notice to the Participant that such activity is considered by the Company to be detrimental conduct.

(such acts described in clauses (1), (2) and (3)(a)-(d) above hereafter referred to as "prohibited conduct") then, the Participant shall forfeit all unvested and/or unexercised stock options and all other Share-based Awards and such Awards shall be null and void as of the date such prohibited conduct first occurs.

        The Compensation and Human Resources Committee of the Company's Board of Directors, the Company's Chief Executive Officer, or such other officer(s) as may be authorized by the Committee pursuant to the Plan (the Committee, Chief Executive Officer or other delegatee, the "Committee") shall have absolute discretion to determine whether prohibited conduct has occurred and, if so, the date on which the conduct occurred. Upon a determination that prohibited conduct has occurred, the Committee shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

        Upon receipt of the notice, the Participant shall return to the Company any certificates representing Shares relating to any unvested Award outstanding on the date of the conduct, together with all documents necessary to transfer title to such Shares to the Company. If the Participant received Shares pursuant to an Award under this Plan on or after the date of the prohibited conduct and if the stock certificate or certificates have been issued to the Participant, the Participant shall promptly deliver the certificate or certificates to the Company representing Shares with a value equal to the value received upon receipt of the Shares together with any documents necessary to transfer title to such Shares to the Company. If the stock certificate or certificates have not been issued to the Participant, the Company shall instruct the transfer agent not to issue the certificate or certificates to the Participant and/or to reflect as returned any uncertificated Shares, in either case with respect to shares having a value equal to the value received upon receipt of the Shares. If the Participant received Shares upon vesting any Award which occurred after the date of the prohibited conduct, and sold the Shares so acquired, upon receipt of the notice of the Committee, the Participant shall promptly pay to the Company the net amount received upon the sale. The "net" amount is an amount that reflects retention by the Participant of value received with respect to the Award.

        In the event any restriction set forth above is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or its being too extensive in any other respect, it shall be interpreted to extend to the maximum period of time, the maximum area and the maximum extent to which such court determines it may be enforceable.

        To the extent not otherwise defined herein or an Award, capitalized terms shall have the meaning ascribed to them in the Plan.

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Form Award MOLSON COORS BREWING COMPANY 200_ Performance Share Plan Award Statement for